MONTHLY REPORT - APRIL 2008

                          Providence Select Fund, LP
              The net asset value of a unit as of April 30, 2008
                   was $ 885.27 down 10.2% from $ 986.23 per unit
                               as of March 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,738.460 units)at           $  3,687,175.09     3,334,924.08
   March 31, 2008
Addition of 0.000 units on April 1,                      0.00       120,072.42
   2008
Redemption of 23.907 units on April 30,            (21,164.15)     (104,912.35)
   2008
Net Income (Loss)                                 (377,632.77)      (61,705.98)
                                              ----------------   --------------
Ending Net Asset Value (3,714.553 units)       $  3,288,378.17    3,288,378.17
   on April 30, 2008                          ================   ==============
Net Asset Value per Unit at
April 30, 2008                                 $        885.27


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $(149,581.54)    482,223.74

      Change in unrealized gain (loss) on open      (193,918.66)   (269,042.78)
         contracts

   Interest income                                     2,386.22      19,416.66
                                                   -------------    -----------
Total: Income                                       (341,113.98)    232,597.62

Expenses:
   Brokerage commissions                              17,830.94      69,100.99
   Operating expenses                                  5,815.04      40,602.74
   Incentive fee                                     (16,744.99)     91,155.85
   Management fee                                      9,717.67      37,301.26
   Continuing service fee                              8,453.65      33,141.46
   Organizational & offering expenses                 11,446.48      23,001.30
                                                  --------------   ------------
Total: Expenses                                       36,518.79     294,303.60

                                                  ==============   ============
Net Income (Loss) - April 2008                    $ (377,632.77)    (61,705.98)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP